Exhibit 10.26

STANLEY EXECUTIVE SAVINGS PLAN

Stanley, Inc. (the “Company”) hereby establishes the Stanley Executive Savings Plan (the “Plan”), effective May 6, 2009 (the “Effective Date”) for the purpose of attracting high quality executives and promoting in them increased efficiency and an interest in the successful operation of the Company.  The Plan is intended to, and shall be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees.

ARTICLE I

DEFINITIONS

1.1           “Account” or “Accounts” shall mean the Deferral Accounts and the Company Contribution Accounts established under this Plan pursuant to Article IV.

1.2           “Administrative Committee” shall mean the Fiduciary Committee appointed pursuant to the Stanley, Inc. Employee Benefits Administration Charter to administer the Plan, as described herein.

1.3           “Affiliate” means any entity that is a member of a “controlled group” of corporations with the Company under Code Section 414(b) or a trade or business under common control with the Company under Code Section 414(c); provided, however, that solely for purposes of determining whether a Termination of Service has occurred, in applying Code Sections 1563(a)(1), (2) and (3) for purposes of Code Section 414(b), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of Code Section 414(c), the language “at least 50 percent” will be used instead of “at least 80 percent” each place it appears.  In addition, to the extent that the Administrative Committee determines that legitimate business criteria exist to use a reduced ownership percentage to determine whether an entity is an Affiliate for purposes of determining whether a Termination of Service has occurred, the Administrative Committee may designate an entity that would meet the definition of “Affiliate” substituting 20 percent in place of 50 percent in the preceding sentence as an Affiliate.  Such designation shall be made by April 1, 2009 or, if later, at the time a 20 percent or more ownership interest in such entity is acquired.

1.4           “Base Salary” shall mean a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.5           “Beneficiary” or “Beneficiaries” shall mean the person, persons or entity designated as such pursuant to Section 7.1.

1.6           “Board” shall mean the Board of Directors of Company.

1.7           “Bonus(es)” shall mean amounts paid to the Participant by the Company annually in the form of discretionary or incentive compensation or any other bonus designated by the Administrative Committee before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.8           “Change in Control” shall have the same meaning as a “Change of Control” under the Stanley, Inc. 2006 Omnibus Incentive Compensation Plan, or any successor thereto.

1.9           “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.10         “Commissions” shall mean commissions payable to the Participant for the applicable Plan Year (as determined by the Administrative Committee) before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.11         “Company Contributions” shall mean the contributions made by the Company pursuant to Section 3.2.

1.12         “Company Contribution Account” shall mean the Account maintained for the benefit of the Participant which is credited with Company Contributions, if any, pursuant to Section 4.2.

1.13         “Compensation” shall mean all amounts eligible for deferral for a particular Plan Year under Section 3.1(a).

1.14         “Compensation Committee” shall mean the Compensation Committee of the Board.

1.15         “Crediting Rate” shall mean the notional gains and losses credited on the Participant’s Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrative Committee pursuant to Section 3.3 of the Plan.

1.16         “Deferral Account” shall mean the Account maintained for each Participant which is credited with Participant deferrals pursuant to Section 4.1.

1.17         “Director” shall mean a member of the Board.

1.18         “Disability” shall mean that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.  The Administrative Committee may require that the Participant submit evidence of such qualification for disability benefits in order to determine that the Participant is disabled under this Plan.

1.19         “Eligible Executive” shall mean a highly compensated or management level employee of the Company selected by the Compensation Committee to be eligible to participate in the Plan.  Unless otherwise determined by the Compensation Committee, an Eligible Executive shall include those executives with a title of Vice President or above.

1.20         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.21         “Financial Hardship” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforseeable emergency” under Code Section 409A(a)(2)(v)).  In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, or the need to pay for the funeral expenses of a spouse or a dependent may also constitute a Financial Hardship.

1.22         “Fund” or “Funds” shall mean one or more of the investment funds selected by the Administrative Committee pursuant to Section 3.3 of the Plan.

1.23         “Hardship Distribution” shall mean a distribution of benefits or a reduction or cessation of current deferrals pursuant to Section 6.5 to a Participant who has suffered a Financial Hardship.

1.24         “Initial Election Period” shall mean the period established by the Administrative Committee for submission of the Participant Election Forms prior to commencement of participation in the Plan pursuant to Article II.

1.25         “Participant” shall mean any Eligible Executive who becomes a Participant in this Plan in accordance with Article II.

1.26         “Participant Election Forms” shall mean the election forms established by the Administrative Committee by which a Participant makes elections with respect to (1) voluntary deferrals of his/her Compensation, (2) the investment Funds which shall act as the basis for crediting of investment gain or loss on Account balances, and (3) the form and timing of distributions from Accounts.  The Participant Election Forms may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrative Committee.

1.27         “Payment Date” shall mean the date by which a lump sum payment shall be made or the date by which installment payments shall commence.  The Payment Date shall be the date that is thirty (30) days following the date of the occurrence of an event upon which a distribution from the Plan is triggered.  In the case of a Scheduled Distribution, the Payment Date shall be a date during the month for which the Participant has elected to receive such Scheduled Distribution.

1.28         “Plan Year” shall mean the calendar year except that the first Plan Year shall begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.

1.29         “Restricted Stock Units” shall mean amounts payable to a Participant from the Stanley Associates, Inc. Executive Deferred Compensation and Equity Incentive Plan, the Stanley Inc. 2006 Omnibus Incentive Compensation Plan or any other applicable Company plan.

1.30         “Retirement” shall mean Termination of Service after (a) having attained age sixty-five (65) or (b) at fifty-five (55) and above with at least five (5) Years of Service.

1.31         “Scheduled Distribution” shall mean a scheduled distribution date elected by the Participant for distribution of amounts from a specified Deferral Account, including notional earnings thereon, as provided under Section 6.4.

1.32         “Specified Employee” means a “key employee” as defined for purposes of Code Section 416(i), without regard to paragraph (5) thereof, of the Company or any Affiliate, subject to the following modifications.  An employee is a Specified Employee if, as of the date of determination, he or she is (a) one of the 50 (or, if less, the greater of three or 10% of all employees) highest-paid officers of the Company or any Affiliate having annual compensation greater than $135,000 (as adjusted under Code Section 415(d)); (b) a 5% owner of the Company or any Affiliate; or (c) a 1% owner of the Company or any Affiliate having annual compensation of more than $150,000.  If an individual is a Specified Employee at any time during the twelve month period ending on December 31 of a Plan Year, he or she shall be treated as a Specified Employee for the 12-month period beginning on April 1 of the Plan Year following such December 31.  For purposes of this Section 1.32, the term “compensation” will be defined in accordance with Treasury Regulation Section 1.415(c)-2(d)(2); provided, however, that compensation paid to or on behalf of an individual who is not a Participant and who is a non-resident alien of the U.S. will not be taken into account hereunder to the extent that the compensation is not includable in gross income under the Code and is not effectively connected to the conduct of a trade or business within the U.S.  Whether an individual is a Specified Employee will be determined in accordance with the requirements of Code Section 409A.

1.33         “Termination of Service” means the severing of employment with the Company and any Affiliates, voluntarily or involuntarily, for any reason.  A Termination of Service will be deemed to have occurred if the facts and circumstances indicate that the Company and the Participant reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform for the Company and its Affiliates after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than 30% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Company and its Affiliates less than 36 months).  A Participant will not be deemed to have incurred a Termination of Service while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Company is provided either by statute or by contract.  For this purpose, a leave of absence is bona fide only if there is a reasonable expectation that the Participant will return to employment at the conclusion of the leave.  If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Service will be deemed to occur on the first date immediately following such six-month period. Whether an individual has incurred a Termination of Service shall be determined in accordance with the provisions of Section 409A.

1.34         “Years of Service” shall mean the cumulative consecutive years of service the Participant has provided services to the Company or any Affiliate.  A Participant shall be providing services for purposes of accumulating Years of Service at all times prior to Termination of Service.  Years of Service shall include service prior to the Effective Date.

ARTICLE II

PARTICIPATION

2.1           Commencement of Participation.  An Eligible Executive shall become a Participant in the Plan by submitting the Participant Election Forms, including such other documentation and information as the Administrative Committee may reasonably request, to the Administrative Committee during the Initial Election Period established by the Administrative Committee prior to the beginning of the first Plan Year in which the Eligible Executive shall be eligible to participate in the Plan.  The Administrative Committee may establish a special Initial Election Period for Eligible Executives entering the Plan during a Plan Year (if the Eligible Executive is not already a participant in another plan which is aggregated with this Plan under Code Section 409A) to allow deferrals, within the first thirty (30) days of initial eligibility, of Compensation earned for services performed during the balance of such Plan Year after such election is made.

2.2           Cessation of Participation.  An Eligible Executive shall cease to be a Participant in the Plan if (a) he or she incurs a Termination of Service for any reason, (b) the Plan is otherwise amended so that the Eligible Executive ceases to be eligible for participation, or (c) the Plan is terminated; provided, however, that such individual shall continue to be a Participant solely with respect to his or her vested Account balance until such Account balance is distributed from the Plan.  Such cessation of participation shall be effective upon the date of the change in status described in clause (a) above, as of the last day of a designated deferral period, in the case of an amendment described in (b) above, or upon the effective date of termination of the Plan described in clause (c) above.  If an Executive ceases (or has ceased) to be a Participant in the Plan but continues in the employ of the Company or any Affiliate, he or she may continue to earn Years of Service for purposes of determining the vested Account balance.

ARTICLE III

CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1           Elections to Defer Compensation.

(a)                                  Form of Elections.  A Participant may only elect to defer Compensation attributable to services provided after the time an election is made.  Elections shall take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans as determined in the sole and absolute discretion of the Administrative Committee) of up to:

(i)                                     80 % of Base Salary;

(ii)                                  100% of Commissions;

(iii)                               100% of Bonuses; and

(iv)                              100% of Restricted Stock Units.

Notwithstanding the foregoing, the Administrative Committee may further limit the maximum or the minimum amount of deferrals during any Plan Year, by any Participant or group of Participants, in its sole discretion.  The minimum deferral that an active Participant may make during any Plan Year is $5,000.

(b)                                 Timing and Duration of Compensation Deferral Election.  An Eligible Executive’s initial election to defer Compensation shall be made during the Initial Election Period established by the Administrative Committee prior to the effective date of the Participant’s commencement of participation in the Plan and shall apply only to Compensation for services performed after such deferral election is processed.  A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year by filing a Participant Election Form during the enrollment period established by the Administrative Committee prior to the beginning of such Plan Year, which election shall be effective on the first day of the next following Plan Year.  In the absence of an affirmative election by the Participant to the contrary, the deferral election for the prior Plan Year (including the election of any distribution options) shall not continue in effect for future Plan Years.  After the beginning of the Plan Year, deferral elections with respect to Compensation for services performed during such Plan Year shall be irrevocable.

(c)                                  Special Rule for Performance Based Compensation.  To the extent permitted by the Administrative Committee, an election to defer Compensation meeting the requirements for “performance-based” compensation under Treasury Regulation Section 1.409A-1(e) may be filed with the Administrative Committee as of a date established by the Administrative Committee which is at least six months prior to the end of the performance period in which such Compensation is earned, provided that (a) performance criteria have been established in writing by not later than 90 days after the commencement of the applicable performance period and the outcome is substantially uncertain at the time the criteria are established, (b) the Participant is in employment with the Company continuously from the later of the beginning of the performance period or the date such performance criteria are set, and (c) the election is made before such performance-based compensation has become readily ascertainable (i.e., is both calculable in amount and substantially certain to be paid).

3.2           Company Contributions.  The Company shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Participant.  Company Contributions shall be made in the complete and sole discretion of the Compensation Committee and no Participant shall have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are made on behalf of other Participants.

3.3           Investment Elections.

(a)                                  Participant Direction. At the time of entering the Plan and/or of making the deferral election under the Plan, the Participant shall designate, on a Participant Election Form provided by the Administrative Committee, the investment Funds in which the Participant’s Account or Accounts shall be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account.  The Participant may specify that all or any percentage of his or her Account or Accounts shall be deemed to be invested, in whole percentage increments, in one or more of the types of investment Funds selected as alternative investments under the Plan from time to time by the Administrative Committee pursuant to subsection (b) of this Section 3.3.  A Participant may change the designation made under this Section at least monthly by filing a revised election on a Participant Election Form provided by the Administrative Committee.  During payout, the Participant’s Account shall continue to be credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrative Committee for such purpose until all amounts have been distributed from the Account.  If a Participant fails to make an investment election under this Section 3.3, the Participant shall be deemed to have elected the Money Market type of investment Fund selected by the Administrative Committee for such purpose.

(b)                                 Investment Alternatives. The Administrative Committee shall select from time to time, in its sole and absolute discretion, investment Funds and shall communicate each of the alternative types of investment Funds to the Participant pursuant to subsection (a) of this Section 3.3.  The Crediting Rate of each such investment fund shall be used to determine the amount of earnings or losses to be credited to Participant’s Account under Article IV.  The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate on his or her Accounts.  The Company shall have no obligation to set aside or invest amounts as directed by the Participant and, if the Company elects to invest amounts as directed by the Participant, the Participant shall have no more right to such investments than any other unsecured general creditor.

3.4           Distribution Elections.

(a)                                  Initial Election.  At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified in Article VI.  An election to receive a deferral in a Scheduled Distribution must specify a distribution date that is no less than two years after the end of the Plan Year during which the deferral was made.  If no distribution election is made for a Plan Year, the Participant shall be deemed to have elected to receive such deferrals at his or her Retirement.

(b)                                 Modification of Election.  A new distribution election may be made at the time of subsequent deferral elections with respect to deferrals in Plan Years beginning after the Initial Election Period.  However, a distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A.  Except as expressly provided in Article VI of the Plan, no acceleration of a distribution is permitted.  A subsequent election that delays payment or changes the form of payment is permitted if and only if all of the following requirements are met:

(i)                                   the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(ii)                                in the case of payments made on account of Termination of Service (other than by reason of death or Disability) or a Scheduled Distribution, the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(iii)                             in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments shall be treated as a single payment.  Election changes made pursuant to this Section shall be made on Participant Election Forms provided by the Administrative Committee, and in accordance with rules established by the Administrative Committee, and shall comply with all requirement of Code Section 409A and applicable authorities.

ARTICLE IV

DEFERRAL ACCOUNTS

4.1           Deferral Accounts.  The Administrative Committee shall establish and maintain one or more Deferral Account(s) for each Participant under the Plan.  Each Participant’s Deferral Account shall be further divided into separate subaccounts (“investment fund subaccounts”), each of which corresponds to the investment Fund(s) elected by the Participant pursuant to Section 3.3.  A Participant’s Deferral Account shall be credited as follows:

(a)                                  On or before the fifth (5th) business day after amounts are withheld and deferred from a Participant’s Compensation, the Administrative Committee shall credit the investment Fund subaccounts of the Participant’s Deferral Account with an amount equal to Compensation deferred by the Participant in accordance with the Participant’s election under Section 3.1; that is, the portion of the Participant’s deferred Compensation that the Participant has elected to be deemed to be invested in a certain type of investment Fund shall be credited to the investment fund subaccount to be invested in that Fund;

(b)                                 Each business day, each investment fund subaccount of a Participant’s Deferral Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment Fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Crediting Rate for the corresponding Fund as determined by the Company; and

(c)                                  In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year shall be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to such each separate Scheduled Distribution.

4.2           Company Contribution Account.  The Administrative Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan.  Each Participant’s Company Contribution Account shall be further divided into separate investment fund subaccounts corresponding to the investment Fund(s) elected by the Participant pursuant to Section 3.3(a).  A Participant’s Company Contribution Account shall be credited as follows:

(a)                                  On or before the fifth (5th) business day after a Company Contribution is made, the Company shall credit the investment fund subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, which the Participant has elected to be deemed to be invested in a certain investment Fund shall be credited to the investment fund subaccount to be invested in that Fund; and

(b)                                 Each business day, each investment fund subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment fund subaccount as of the prior day plus contributions credited that day to the investment fund subaccount by the Crediting Rate for the corresponding Fund as determined by the Company pursuant to Section 3.3(b).

4.3           Trust.  The Company shall be responsible for the payment of all benefits under the Plan.  At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors.  Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4           Statement of Accounts.  The Administrative Committee shall provide each Participant with statements at least annually setting forth the Participant’s Account balance as of the end of each year.

ARTICLE V

VESTING

5.1           Vesting of Deferral Accounts.  The Participant shall be vested 100% at all times in amounts credited to the Participant’s Deferral Account.

5.2           Vesting of Company Contributions.  A Participant shall become vested in his or her Company Contributions Account upon completion of three (3) Years of Service, or upon his or her earlier Termination of Service due to death, Disability or Retirement.  A Participant shall also become vested in his or her Company Contributions Account upon a Change in Control.

ARTICLE VI

DISTRIBUTIONS

6.1           Retirement Distributions.

(a)                                  Timing and Form of Deferral Account Distributions.  Except as otherwise provided herein, in the event of a Participant’s Retirement or Disability, the total Account balance in the Participant’s Deferral Account(s) shall be paid to the Participant in a single lump sum no later than the Payment Date following the Participant’s Retirement unless the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive the Retirement benefits in substantially equal annual installments over a period of up to fifteen (15) years.

(b)                                 Distribution of Company Contribution Account. In the event of a Participant’s Termination of Service for any reason, the Participant’s Company Contribution Account shall be paid to the Participant in a single lump sum no later than the Payment Date following Termination of Service.

(c)                                  Small Benefit Exception.  If, upon commencement of benefits payable from an Account, the total Account balance from such Account is less than twenty-five thousand dollars ($25,000), the total Account balance from such Account shall automatically be paid in the form of a single lump sum distribution no later than the Payment Date following the Participant’s Retirement or Disability.

6.2           Termination Distributions.  In the event of a Participant’s Termination of Service other than by reason of Retirement, death or Disability, the total Account balance credited to the Participant Deferral Account(s) shall be paid in a single lump sum no later than the Payment Date following his or her Termination of Service.

6.3           Death Benefits.  In the event of the death of a Participant, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total Account balance of such Account in a single lump sum on the Payment Date following the Participant’s death.

6.4           Scheduled Distributions.

(a)                                  Scheduled Distribution Election.  Participants shall be entitled to elect to receive a Scheduled Distribution from a Deferral Account prior to Termination of Service.  In the case of a Participant who has elected to receive a Scheduled Distribution, such Participant shall receive the total Plan Year balance, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.3 of the Plan.  A Participant’s Scheduled Distribution commencement date with respect to deferrals of Compensation for a given Plan Year shall be no earlier than two (2) years from the last day of the Plan Year in which the deferrals are credited to the Participant’s Account.  The Participant may elect to receive the Scheduled Distribution in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution, provided such extension complies with the requirements of Section 3.3.

(b)                                 Small Benefit Exception.  If, upon the Payment Date of a Scheduled Distribution that the Participant had elected to receive in installments, the total Scheduled Distribution to commence on such Payment Date is less than twenty-five thousand dollars ($25,000), the Scheduled Distribution shall be paid in the form of a single lump sum distribution on such Payment Date.

(c)                                  Distributions upon Termination of Service.  In the event of a Participant’s Termination of Service prior to a Scheduled Distribution date, such Scheduled Distributions shall be distributed in lump sum regardless of election.  In the event the Participant Retires prior to or after commencement of a Scheduled Distribution, such Scheduled Distributions shall be distributed as they fall due.  Notwithstanding the foregoing, if a Participant incurs a Termination of Service during a period in which Scheduled Distributions are currently being paid in installments, the remaining installments shall continue to be paid as they would otherwise become due.

6.5           Hardship Distribution.  Upon a finding that the Participant has suffered a Financial Hardship, subject to compliance with Code Section 409A the Administrative Committee may, at the request of the Participant, accelerate distribution of benefits or approve reduction or cessation of current deferrals under the Plan in the amount reasonably necessary to alleviate such Financial Hardship subject to the following conditions:

(a)                                  The request to take a Hardship Distribution shall be made by filing a form provided by and filed with the Administrative Committee.

(b)                                 The amount distributed pursuant to this Section with respect to a Financial Hardship shall not exceed the amount necessary to satisfy such Financial Hardship plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(c)                                  The amount determined by the Administrative Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution is approved by the Administrative Committee.

(d)                                 In the event of a Participant’s Financial Hardship, elective deferrals will be suspended effective with the beginning of the pay period following the date of the Administrative Committee’s approval of the request and may not be resumed until the beginning of the Plan Year following the date of the Administrative Committee’s approval of the Hardship Distribution.

6.6           Specified Employees.  Notwithstanding any provision in the Plan to the contrary, in the case of a Specified Employee who has a Termination of Service (other than due to death) while any stock of the Company or any Affiliate is publicly traded on an established securities market or otherwise, distribution of the Participant’s Account on account of such Termination of Service may not be made earlier than six months after the date of the Termination of Service (or if the Participant dies during such six month period, earlier than the date of the Participant’s death).  Payment of such Participant’s Account shall be made in the 7th month following the Participant’s Termination of Service (or if the Participant dies during such six month period, earlier than the date of the Participant’s death).  While distributions are suspended pursuant to this Section 6.6, such Participant’s Account will be deemed to continue to be adjusted for investment gains or losses pending distribution as set forth in Sections 4.1(b) and 4.2(b).

6.7           Acceleration of Payment Date.  Notwithstanding the foregoing,  the distribution of benefits hereunder may be accelerated, with the consent of the Administrative Committee, under the following circumstances:

(a)                                  Compliance with Domestic Relations Order.  To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));

(b)                                 Conflicts of Interest.  To permit payment as necessary to comply with the provisions of a Federal government ethics agreement or to avoid violation of an applicable Federal, state, local or foreign ethics law or conflicts of interest law;

(c)                                  Payment of Employment Taxes.  To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

(d)                                 Tax Event.  Upon a good faith, reasonable determination by the Administrative Committee, and upon advice of counsel, that the Plan fails to meet the requirements of Code Section 409A and regulations thereunder.  Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

6.8           Delay of Payments.  A payment otherwise required to be made under the terms of the Plan may be delayed solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible within the first calendar year after the reason for delay no longer applies:

(a)                                  Payments Subject to the Deduction Limitation.  The Company reasonably anticipates that such payment would not be deductible under Code Section 162(m);

(b)                                 Violation of Law.  The Administrative Committee reasonably determines that making the payment will violate Federal securities or other applicable laws; or

(c)                                  Other Permitted Event. Upon such other events and conditions as the Commissioner of Internal Revenue shall prescribe in generally applicable guidance.

ARTICLE VII

PAYEE DESIGNATIONS AND LIMITATIONS

7.1           Beneficiaries.

(a)                                  Beneficiary Designation.  The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death.  The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrative Committee during the Participant’s lifetime on a form prescribed by the Administrative Committee.

(b)                                 Revision of Designation.  The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations.  Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

(c)                                  Absence of Valid Designation.  If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s estate.

7.2           Payments to Minors.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides.  If no parent is living and the Administrative Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

7.3           Payments on Behalf of Persons Under Incapacity.  In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrative Committee, the Compensation Committee and the Company under the Plan.

7.4           Inability to Locate Payee.  In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two years following the scheduled Payment Date, the amount allocated to the Participant’s Deferral Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.

ARTICLE VIII

ADMINISTRATION

8.1           Administrative Committee.  The Plan shall be administered by the Administrative Committee, which shall have the exclusive right and full discretion (i) to appoint agents to act on its behalf, (ii) to select and establish Funds, (iii) to interpret the Plan, (iv) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (v) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (vi) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan, except where such authority is reserved herein to the Compensation Committee or the Board.  All interpretations of the Administrative Committee with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby.  No member of the Administrative Committee or the Compensation Committee or agent thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan.  The Company will indemnify and hold harmless the members of the Administrative Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.  The Administrative Committee may appoint such person or persons as it deems appropriate to perform all or any of the functions under the terms of the Plan.

8.2           Claims Procedure.  Any Participant, former Participant or Beneficiary may file a written claim with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit.  The Administrative Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim.  The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period.  If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim.  The claimant shall have up to one hundred eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period.  Every claim for benefits which is denied in whole or in part shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

8.3           Review Procedures.  Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial.  Such review shall be undertaken by the Compensation Committee and shall be a full and fair review.  The claimant shall have the right to review all pertinent documents.  The Compensation Committee shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review.  The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.  No legal action or arbitration may be commenced by a Participant or Beneficiary with respect to a benefit under this Plan without first exhausting the Plan’s administrative claims procedures, and any legal action or arbitration with respect to a claim that has been finally denied must be commenced no later than one year after the date of the Plan’s final denial of such claim upon appeal.

ARTICLE IX

MISCELLANEOUS

9.1           Amendment or Termination of Plan.  The Company may, at any time, direct the Compensation Committee to amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances.  If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination.

9.2           Unsecured General Creditor.  The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary or their heirs or successors shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.  It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

9.3           Restriction Against Assignment.  The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity.  No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  No part of a Participant’s Accounts shall be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.  Notwithstanding the foregoing, the Company shall comply with the terms of a domestic relations order applicable to a Participant’s interest in the Plan, provided that such order does not require the payment of benefits in a manner or amount, or at a time, inconsistent with the terms of the Plan.  The Company shall have no liability to any Participant or Beneficiary to the extent that his or her benefit is reduced in accordance with the terms of a domestic relations order that the Company applies in good faith.

9.4           Withholding. The Participant shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan.  There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes which are required to be withheld by the Company in respect to such payment or this Plan.  The Company shall have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

9.5           Protective Provisions.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrative Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary and taking such other actions as may be requested by the Administrative Committee.  If the Participant refuses to so cooperate, the Company shall have no further obligation to the Participant under the Plan.  In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or non-disclosure of medical history in an application for insurance required for participation in the Plan, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrative Committee.

9.6           Receipt or Release.  Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the Administrative Committee, the Compensation Committee, their members and the Company.  The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If requested, such receipt and release shall be executed by the Participant or Beneficiary no later than 90 days after the scheduled Payment Date.

9.7           Errors in Account Statements, Deferrals or Distributions.  In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered.  In the event of an error in deferral amount, consistent with and as permitted by any correction procedures established under Code Section 409A, the error shall be corrected immediately upon discovery by, in the case of an excess deferral, distribution of the excess amount to the Participant, or, in the case of an under deferral, reduction of other compensation payable to the Participant.  In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with any correction procedures established under Code Section 409A, immediately upon the discovery of such error. In the event of an overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).

9.8           Employment Not Guaranteed.  Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company.

9.9           Successors of the Company.  The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.10         Notice.  Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Administrative Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Notices to the Company may be permitted by electronic communication according to specifications established by the Administrative Committee.

9.11         Headings.  Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

9.12         Gender, Singular and Plural.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require.  As the context may require, the singular may be read as the plural and the plural as the singular.

9.13         Governing Law.  The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.  In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the Commonwealth of Virginia.

IN WITNESS WHEREOF, the Board of Directors of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 6th day of May, 2009.

Stanley, Inc.

/s/ Scott D. Chaplin
Name:	Scott D. Chaplin
Title:	General Counsel